UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: December 7, 2010
(Date of earliest event reported)
RTI International Metals, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Ohio
(State or Other Jurisdiction of Incorporation)

001-14437	52-2115953

(Commission File Number)	(IRS Employer Identification No.)

Westpointe Corporate Center One, 5th Floor 1550 Coraopolis Heights Road Pittsburgh, Pennsylvania	15108-2973

(Address of Principal Executive Offices)	(Zip Code)
(412) 893-0026
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          As of December 7, 2010, RTI International Metals, Inc. (“RTI” or the “Company”) and certain of the lender parties under the Company’s First Amended and Restated Credit Agreement, as amended (the “Credit Facility”) have executed a Third Amendment to the Credit Facility (the “Amendment”). The Company has announced that it intends to offer, subject to market and other conditions, approximately $175 million principal amount of convertible senior notes due 2015 in an offering registered under the Securities Act of 1933, as amended (the “Proposed Offering”). Conditions precedent to the Amendment include the Company’s consummation of the Proposed Offering.
          Pursuant to the Amendment, which is being effected simultaneously with the Proposed Offering, the Credit Facility is being reduced from $225 million to $150 million. Four domestic subsidiaries of RTI which are no longer “Material Subsidiaries,” as defined in the Credit Facility, are being released as guarantors of the Credit Facility. In addition, the definition of Consolidated EBITDA which is applicable to calculation of certain financial covenants has been revised in order to (i) exclude the LIFO valuation methodology in connection with non-cash charges, and (ii) modify the time period for which RTI may include up to $25 million of restructuring and acquisition charges in the EBITDA calculation.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are filed herewith:

10.1	Third Amendment to First Amended and Restated Credit Agreement, dated December 7, 2010

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RTI INTERNATIONAL METALS, INC.
Date: December 8, 2010	By:	/s/ William T. Hull
		Name:	William T. Hull
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Third Amendment to First Amended and Restated Credit Agreement, dated December 7, 2010